Exhibit 5.1

Our ref: AVA/786398-000005/32523051v3

Cazoo Group Ltd PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

3 October 2022

Cazoo Group Ltd

We have acted as counsel as to Cayman Islands law to Cazoo Group Ltd (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) relating to:

(a)	the primary offering by the Company of up to 41,254,566 Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) (the “Primary A Shares”), including (i) 20,124,748 Class A Shares issuable upon the exercise of the Company’s public warrants (the “Public Warrants”), each whole Public Warrant exercisable for one Class A Share at an exercise price of $11.50 per share, and, (ii) 21,129,818 Class A Shares issuable upon the exercise of the Company’s private warrants (the “Private Warrants” and, collectively with the public warrants, the “Warrants”), each whole Private Warrant exercisable for one Class A Share at an exercise price of $11.50 per share;

(b)	the resale by certain selling securityholders of up to 431,276,296 Class A Shares (the “Resale A Shares”);

(c)	the resale by certain selling securityholders of up to 21,129,818 Warrants;

(d)	the resale by certain selling securityholders of up to 147,540,984 Class A Shares (the “Convertible Notes Shares”) issuable upon conversion of the Company’s 2.00% Convertible Senior Notes due 2027 (the “Convertible Notes”); and

(e)	the resale by certain selling securityholders of up to 21,129,818 Class A Shares issuable upon exercise of the Private Warrants (the “Warrant Resale Shares” and, together with the Primary A Shares, the Resale A Shares, the Convertible Notes Shares and the Warrant Resale Shares, the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 24 March 2021, the certificate of incorporation on change of name dated 26 August 2021 and the amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 23 August 2021 and with effect from 26 August 2021 and as amended by ordinary resolution dated 29 June 2022 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 27 March 2021, 15 June 2021, 23 August 2021, 23 August 2021 (together, the “2021 Resolutions”), 9 February 2022 and 28 September 2022 (the “2022 Resolutions”, and together with the 2021 Resolutions, the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 27 September 2022 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	The indenture dated as of 16 February 2022 in respect of the Convertible Notes between the Company and U.S. Bank Trust Company, National Association (the “Indenture”).

1.7	The Warrant Agreement dated as of 27 October 27 2020, by and between Ajax I (“Ajax”) and Continental Stock Transfer & Trust Company (“Continental”) as Trustee, as amended by the Amendment to and Assignment of Warrant Agreement, dated as of August 23, 2021, by and among Ajax, Capri Listco, Continental and Equiniti Trust Company and the specimen warrant certificate constituting the Warrants (together, the “Warrant Agreement”, and together with the Indenture, the “Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents and Registration Statement.

2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely on our review of the Memorandum and Articles, the authorised share capital of the Company is US$325,500 divided into 2,200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares (including the issuance of Class A Shares upon the exercise of the Warrants in accordance with the Warrant Agreement and the issuance of Class A Shares upon conversion of the Convertible Notes) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrant Agreement has been authorised by and on behalf of the Company and the Warrant Agreement has been duly executed and delivered on behalf of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrant Agreement will not necessarily be enforceable in all circumstances in accordance with its terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, “Risk Factors” and “Description of Securities ⸺ Enforcement of Civil Liability under Cayman Islands Law” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares or Private Warrants pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Cazoo Group Ltd

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

________________ 2022

To:	Maples and Calder
11th Floor
200 Aldersgate Street
London
EC1A 4HD

Cazoo Group Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$325,500 divided into 2,200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

5	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the 2021 Resolutions were as follows: Daniel S. Och, J. Morgan Rutman and Glenn Fuhrman.

7	The directors of the Company at the date of 2022 Resolutions and at the date of this certificate were and are as follows:

Luciana Berger
Alex Chesterman
David Hobbs
Moni Mannings
Stephen Morana
Daniel S. Och
Lord Rothermere
Duncan Tatton-Brown
Anne Wojcicki

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10	Each director of the Company considers the transactions contemplated by the Registration Statement and the Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	The Company has received or will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

14	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	The Documents have been or will be unconditionally delivered by or on behalf of the Company.

16	The Shares to be issued pursuant to the Registration Statement and the Documents have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

17	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

18	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Documents.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director